UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 24, 2009
REGENERX BIOPHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-15070	52-1253406

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Bethesda Metro Center, Suite 630, Bethesda, MD	20814

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (301) 280-1992
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
By letter dated April 24, 2009, RegeneRx Biopharmaceuticals, Inc. (the “Company”) received a notice from the NYSE Amex LLC (f/k/a NYSE Alternext US LLC) (the “Exchange”), indicating that the Company is below certain of the Exchange’s continued listing standards due to having stockholders’ equity of less than $6,000,000 and losses from continuing operations and net losses in its five most recent fiscal years as set forth in Section 1003(a)(iii) of the Exchange’s Company Guide.
The Company may submit a plan of compliance to the Exchange by May 25, 2009 that demonstrates the Company’s ability to regain compliance with the listing standards of the Exchange’s Company Guide within an 18 month remediation period. The Company currently intends to submit such a plan to the Exchange. If the plan is accepted, the Company may be able to continue its listing during the 18-month plan period, during which time it will be subject to periodic review to determine whether it is making progress consistent with the plan. The Company’s common stock continues to trade under the symbol “RGN” but this symbol will become subject to the indicator extension “.BC” to denote the Company’s noncompliance with the Exchange’s listing standards.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
The following exhibits are filed herewith:

No.	Exhibit
99.1	Press release, dated April 30, 2009, announcing receipt of Notice from NYSE Amex for Non-Compliance with Continued Listing Criteria.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REGENERX BIOPHARMACEUTICALS, INC.
By:	/s/ J.J. Finkelstein
J.J. Finkelstein
President and Chief Executive Officer
Date: April 30, 2009

EXHIBIT INDEX

No.	Exhibit
99.1	Press release, dated April 30, 2009, announcing receipt of Notice from NYSE Amex for Non-Compliance with Continued Listing Criteria.